Exhibit 99.1

GigOptix Appoints Mr. Tom Mitchell, Chairman and CEO of Fabrinet, to its Board of Directors

SAN JOSE, Calif.—(June 25, 2012)—GigOptix, Inc. (NYSE MKT: GIG), a leading fabless supplier of semiconductor and optical components that enable high speed information streaming, today announced that Mr. David T. (Tom) Mitchell has been appointed to fill a vacancy on GigOptix’s Board of Directors as an independent Class I Director.

Mr. Mitchell has over 33 years of experience in the electronics and semiconductor industries, while founding and co-founding two of the biggest manufacturing names in the industry. Currently, Mr. Mitchell is the Chairman, Chief Executive Officer and founder of Fabrinet (NYSE: FN) for which he established the company vision of striving through manufacturing excellence and customer focus to be the very best manufacturing outsourcing solution for complex optical, industrial and automotive products. Mr. Mitchell was also a co-founder and president of Seagate Technology, a leading disk drive company, and formerly Thailand’s largest foreign employer.

Mr. Mitchell is widely considered a pioneering force in the establishment of Asia as the pre-eminent manufacturing base for the hard disk drive industry. With his extensive experience in manufacturing of complex high precision electronics, Mr. Mitchell leveraged his expertise into other vertical markets such as optical, automotive and industrial products. Today many of the world’s leading technology companies look to Fabrinet for the manufacture of their complex technology products. Mr. Mitchell has successfully established high quality, high volume, and low cost manufacturing bases in Singapore, Thailand, Malaysia, India and China.

Mitchell received his Bachelor of Science degree in Economics from Montana State University. He has also served as Captain in the U.S. Marine Corp.

“As we move from an early stage company to a globally mature, world-class quality manufacturing organization, I am delighted that Tom accepted our invitation to join our Board of Directors and welcome him on board,” commented Dr. Avi Katz, Chairman, Chief Executive and President of GigOptix. “His wealth and depth of experience, pioneering the Asia Contract Manufacturing Industry, and building the leading CM of high-speed optical components in the world, will certainly add a new level of professional and technical expertise to our team, as we continue to rapidly grow as a production trusted partner with our large number of industry leading customers. With Tom’s appointment, we now have a board comprised of five independent directors whose diverse experiences will lead us to new and exciting horizons in GigOptix journey’s next chapter.”

“This is the first time I have accepted such an offer to join a board of directors of a public company and I am looking forward to this new role as a Director on the GigOptix Board. The future looks very promising for GigOptix based on their innovative products, aggressive execution and approach to business, primarily through partnering,” stated Mr. Mitchell. “I look forward to offering my experiences and collaborating with my fellow directors and the leadership team to support the ambitious goals of the company.”

About GigOptix, Inc.

GigOptix is a leading supplier of semiconductor and optical components that enable high speed information streaming and address emerging high growth opportunities in the communications, industrial, defense and avionics industries. The Company offers a unique broad portfolio of Drivers, TIAs and TFPSTM optical modulators for 40G,100G and 400G fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions and enables product lifetime extension through its GigOptix Sunset Rescue Program.

About Fabrinet

Fabrinet provides precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and sub-systems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: http://www.fabrinet.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements of the plans and objectives of management of future operations. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to extend product offerings into new areas or products, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to develop manufacturing capabilities and expertise, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, the ability to enforce intellectual property rights, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

SOURCE: GigOptix, Inc.

Media:

GigOptix, Inc.

Parker Martineau, 408-522-3100

Corporate Communications Manager

pmartineau@gigoptix.com

Investor Relations:

The Blueshirt Group, LLC

Erica Abrams, 415-217-5864

Co-Founder and Managing Director

erica@blueshirtgroup.com

Matthew Hunt, 415-489-2194

Account Manager

matt@blueshirtgroup.com

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